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                                                                   EXHIBIT 3.3





                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             3Dfx INTERACTIVE, INC.

         Gary P. Martin and John B. Montgomery hereby certify that:

         1. They are the duly elected Vice President and Assistant Secretary, respectively, of 3Dfx Interactive, Inc., a California corporation.

         2. The Articles of Incorporation of this corporation, as amended to the date of the filing of these Restated Articles of Incorporation, and with the omissions required by Section 910 of the Corporations Code, are hereby amended and restated to read as follows:


         First:           The name of this corporation is:  3Dfx Interactive,
Inc.

         Second:          The purpose of this corporation is to engage in any
lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         Third:           (A)     This corporation is authorized to issue
55,000,000 shares of its capital stock, which shall be divided into two classes known as "Common Stock" and "Preferred Stock."

                          (B)     The total number shares of Common Stock which
this corporation is authorized to issue is 50,000,000 and the total number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000.

                          (C)     The Preferred Stock may be issued from time to
time in one or more series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series.
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         Fourth:          (A)     Limitation of Directors' Liability.  The
liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                          (B)     Indemnification of Corporate Agents.  This
corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                          (C)     Repeal or Modification.   Any repeal or
modification of the foregoing provisions of this Article Fourth by the shareholders of this corporation shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal or modification.

         3. The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors of said corporation.

         4. The foregoing Restated Articles of Incorporation were approved by the required vote of the shareholders of said corporation in accordance with Sections 902 and 903 of the California General Corporations Code at an Annual Meeting of Shareholders, the record date for which was March 27, 1997. The total number of outstanding shares of the corporation entitled to vote as of the record date for said meeting was 3,921,679 shares of Common Stock, 5,501,979 shares of Series A Preferred Stock, 5,300,000 shares of Series B Preferred Stock, and 3,241,178 shares of Series C Preferred Stock. The number of shares of stock voting in favor of the foregoing Restated Articles of Incorporation equalled or exceeded the vote required. The vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of the Series A, Series B and Series C Preferred Stock, each voting as a separate class. The Restated Articles are necessary as a result of the automatic conversion of all outstanding Preferred Shares upon the effectiveness of the corporation's initial public offering.




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         We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in the foregoing Restated Articles of Incorporation are true and correct of our own knowledge.

         Executed at San Jose, California, on June __, 1997.


                                         _______________________________________
                                         Gary P. Martin, Vice President



                                         _______________________________________
                                         John B. Montgomery, Assistant Secretary





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